                                                                     EXHIBIT 4.1

         PRINCIPAL SHAREHOLDERS' AGREEMENT (this "Agreement"), dated as of May ___, 2003, by and among Amazing Savings Holding LLC, a Delaware limited liability company ("Purchaser"), and the other persons who are signatories hereto (each a "Shareholder" and, collectively, the "Shareholders").

                                    RECITALS:

         WHEREAS, concurrently with the execution and delivery of this Agreement, Odd Job Stores, Inc., an Ohio corporation (the "Company"), and Purchaser are entering into a Tender Agreement of even date herewith (the "Tender Agreement");

         WHEREAS, as of the date hereof, each Shareholder is the record and beneficial owner of the number of shares of common stock, without par value, of the Company (the "Company Common Stock") set forth opposite such Shareholder's name on Schedule I hereto (with respect to each Shareholder, such Shares, together with any other shares of Company Common Stock acquired by such Shareholder after the date hereof, being referred to collectively as such "Shareholder Shares"); and

         WHEREAS, the Shareholders have executed a written consent (the "Shareholder Consent") to amend the Company's Amended and Restated Code of Regulations to render inapplicable Section 1701.831 of the Ohio Revised Code to the Company (the "Opt Out");

         WHEREAS, the Opt Out shall become effective 20 calendar days after the Company has sent to its shareholders an information statement on Schedule 14C relating thereto (the "Information Statement");

         WHEREAS, as a condition to its willingness to enter into the Tender Agreement, Purchaser has required that each Shareholder enter into this Agreement and, in order to induce Purchaser to enter into the Tender Agreement, each Shareholder is willing to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. Certain Definitions. Capitalized terms used but not otherwise defined in this Agreement have the meanings ascribed to them in the Tender Agreement.

         2. Agreements of Shareholders.

                  (a) Tender. Unless this Agreement shall have been terminated in accordance with its terms, each Shareholder agrees that it shall
(i) as promptly as practicable and in any event within ten business days after the commencement of the Offer, validly tender all of such Shareholder's Shares into the Offer, pursuant to and in accordance with the terms of the Offer, and
(ii) not withdraw any of such Shareholder's Shares from the Offer.

                  (b) Voting; Written Consent. From and after the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the shareholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment thereof, each Shareholder agrees that it shall vote all of such Shareholder's Shares (or cause them to be voted), or execute written consents in respect thereof, (i) in favor of the Purchaser's acquisition of the majority or more of the voting power of the Company, (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company contained in the Tender Agreement, (iii) against any Takeover Proposal and (iv) against any agreement, amendment of the Company Charter Documents or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Offer or that would revoke or otherwise be inconsistent with the Shareholder Consent or the Opt Out. Any such vote shall be cast (or consent shall be given) by each Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

                  (c) Restriction on Transfer; Proxies; Non-Interference; etc. From and after the date hereof until any termination of this Agreement in accordance with its terms, each Shareholder agrees that it shall not (i) sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Shareholder Shares, (ii) deposit any of such Shareholder's Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Shareholder Shares or (iii) take any action that would make any representation or warranty of the Shareholders set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or materially delaying the Shareholders from performing any of their obligations under this Agreement.

                  (d) No Solicitation. Each Shareholder agrees that it shall immediately cease, and shall cause its affiliates and its and its affiliates' respective directors, officers, employees, investment bankers, attorneys, accountants and other representatives (hereinafter referred to collectively as such "Shareholder's Representatives") to cease, any discussions or negotiations with any Person that may be ongoing with respect to a Takeover Proposal and use its reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information provided to such parties by such Shareholder or its representatives that are still in the possession of such Persons. From and after the date hereof until any termination of this Agreement in accordance with its terms, each Shareholder agrees that it shall not, and shall cause such Shareholder Representative not to, directly or indirectly (i) solicit, initiate or knowingly encourage the initiation of (including by way of furnishing information that has not been previously publicly disseminated) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions with any third party regarding, or furnish to any third party any non-public information with respect to, or assist or facilitate, any Takeover Proposal. In addition, from and after the date hereof until any termination of this Agreement in accordance with its terms, each Shareholder agrees that it shall promptly advise Purchaser, orally and in writing, and in no event later than 48 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, such Shareholder or such Shareholder's Representatives in respect of any Takeover Proposal, and shall, in any such notice to Purchaser, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall keep Purchaser informed, on a reasonably current basis and in reasonable detail, of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Shareholders shall provide Purchaser with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations. As used in this paragraph, "affiliates" of the Shareholders shall not include the Company and nothing contained in this Section 2(d) shall restrict any Shareholder's Representative who is a director of the Company from taking any action in such capacity that is permitted by the terms of the Tender Agreement.

                  (e) Conduct of Shareholders. Until any termination of this Agreement in accordance with its terms, each Shareholder agrees, to the extent not a natural person, that it (i) shall maintain its status as duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) shall not dissolve, merge or combine with any Person, or adopt any plan of complete or partial liquidation, in each case, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, it being agreed that Purchaser may withhold its consent if in its judgment the proposed action would jeopardize the benefits intended to be provided to Purchaser under this Agreement.

                  (f) Publication. Each Shareholder consents to Purchaser publishing and disclosing in the Offer Documents such Shareholder's identity and ownership of Company Common Stock and the nature of such Shareholder's commitments, arrangements and understandings contained in this Agreement.

         3. Representation and Warranties of Purchaser. Purchaser hereby represents and warrants to the Shareholders as follows:

                  (a) Corporate Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Limited Liability Company Act of Delaware.

                  (b) Authority. Purchaser has all necessary limited liability company power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the Transactions, have been duly authorized and approved by both of its Voting Members and no other limited liability company action on the part of

Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery hereof by each Shareholder, constitutes a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

                  (c)      Consents and Approvals; No Violations.

                           (i)      Except for the filing with the SEC of the
Offer Documents and an Information Statement in definitive form relating to the Opt Out, the filing with the ODS of the Form 041 and other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of The Nasdaq Stock Market, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Purchaser of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Purchaser of any of its respective obligations under this Agreement.

                           (ii)     Neither the execution and delivery of this
Agreement by Purchaser, nor the consummation by Purchaser of the Transactions, nor compliance by Purchaser with any of the terms or provisions hereof, will (A) conflict with or violate any provision of the certificate of formation or operating agreement of Purchaser or (B) assuming that the authorizations, consents, approvals and filings referred to in Section 3(c)(i) are obtained and made, violate any Law, judgment, writ or injunction of any Governmental Entity applicable to Purchaser.

         4. Representations and Warranties of Shareholders. Each Shareholder hereby severally represents and warrants to Purchaser as follows:

                  (a)      Organization; Authority.

                           (i)      If such Shareholder is a limited partnership
or corporation, such Shareholder is a corporation or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable. Such Shareholder has all necessary partnership or corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Shareholder of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by all necessary partnership or corporate action on the part of such Shareholder and no further action on the part of such Shareholder is necessary to authorize the execution and delivery by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby.

                           (ii)     This Agreement has been duly executed and
delivered by such Shareholder and, assuming due and valid authorization, execution and delivery hereof by Purchaser, constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

                  (b)      Consents and Approvals; No Violations.

                           (i)      No consents or approvals of, or filings,
declarations or registrations with, any Governmental Entity are necessary for the consummation by such Shareholder of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by such Shareholder of any of its obligations under this Agreement.

                           (ii)     Neither the execution and delivery of this
Agreement by such Shareholder, nor the consummation by such Shareholder of the transactions contemplated hereby, nor compliance by such Shareholder with any of the terms or provisions hereof, will (A) in the case of a Shareholder that is a limited partnership or corporation, conflict with or violate any provision of the limited partnership agreement, certificate of incorporation, by-laws or other organizational documents, as applicable, of such Shareholder or (B) assuming that the authorizations, consents, approvals and filings referred to in
Section 3(c)(i) are obtained and made, (x) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to such Shareholder or any of its properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of, such Shareholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which such Shareholder is a party, or by which it or any of its properties or assets may be bound or affected, except, in the case of this clause (B), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by such Shareholder of any of its obligations under this Agreement.

                  (c) Ownership of Shares. Such Shareholder owns, beneficially and of record, all of the Shareholder's Shares set forth opposite such Shareholder's name on Schedule I hereto. Such Shareholder owns all of its Shareholder's Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than restrictions in favor of Purchaser pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the "blue sky" laws of the various States of the United States). Without limiting the foregoing, except for restrictions in favor of Purchaser pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the "blue sky" laws of the various States of the United States, such Shareholder has sole voting power and sole power of disposition with respect to all such Shareholder Shares, with no restrictions on such Shareholder's rights of voting or disposition pertaining thereto and no Person other than such Shareholder has any right to direct or approve the voting or disposition of any such Shareholder's Shares. As of the date hereof, such Shareholder does not own, beneficially or of record, any securities of the Company other than the Shareholder's Shares as set forth opposite such Shareholder's name on Schedule I hereto.

                  (d) Brokers. Other than Morgan Joseph, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission that is payable by the Company, Purchaser or any of their respective subsidiaries in connection with the Transactions based upon arrangements made by or on behalf of any Shareholder.

         5. Termination. This Agreement shall terminate on the first to occur of
(a) the termination of the Tender Agreement in accordance with its terms and (b) the day after Company Common Stock is accepted for purchase pursuant to the Offer. Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for breach of this Agreement prior to such termination and (ii) the provisions of this Section 5 and Section 6 shall survive any termination of this Agreement.

                  (a) If (a) the Tender Agreement is terminated by (i) the Company pursuant to Section 5.1(c)(ii) of the Tender Agreement or (ii) Purchaser pursuant to Section 5.1(d) of the Tender Agreement as a result of the existence of the conditions set forth in paragraphs (c), (e) or (g) of Annex A of the Tender Agreement and (b) concurrently with or at any time within 18 months after the date of any such termination, such Shareholder consummates (including, without limitation, pursuant to a Takeover Proposal) the sale, transfer or other disposition for value ("Sale") of any or all of the Shareholder's Shares to or with any Person for consideration per share in excess of the Offer Price, then such Shareholder shall, within three business days after the consummation of such Sale, pay 40% of the excess, if any, of the per Share consideration received by such Shareholder in such Sale in excess of the Offer Price. Any such payment shall be made to Purchaser in the same form and in the same proportion as was received by such Shareholder, with any non-cash consideration being valued at fair market value as of the date received by such Shareholder.

         6. Miscellaneous.

                  (a) Action in Shareholder Capacity Only. The parties acknowledge that this Agreement is entered into by each Shareholder in its capacity as owner of its Shareholder's Shares and that nothing in this Agreement shall in any way restrict or limit any director of the Company from taking any action in his capacity as a director of the Company that is necessary for him to comply with his fiduciary duties as a director of the Company, including, without limitation, participating in his capacity as a director of the Company in any discussions or negotiations permitted by Section 4.2 of the Tender Agreement.

                  (b) Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

                  (c) Additional Shares. Until any termination of this Agreement in accordance with its terms, each Shareholder shall promptly notify Purchaser of the number of Shares, if any, as to which such Shareholder acquires record or beneficial ownership after the date hereof. Any Shares as to which such Shareholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be such Shareholder's Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting the Company Common Stock, the number of Shares constituting each Shareholder's Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to each Shareholder in connection therewith.

                  (d) Definition of "Beneficial Ownership". For purposes of this Agreement, "beneficial ownership" with respect to (or to "own beneficially") any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

                  (e) Further Assurances. From time to time, at the request of Purchaser and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

                  (f) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

                  (g) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign its rights and interests hereunder to any wholly-owned subsidiary of Purchaser, if any, if such assignment would not cause a delay in the consummation of any of the Transactions, provided that no such assignment shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

                  (h) Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto. Any party to this Agreement may (A) waive any inaccuracies in the representations and warranties of any other party hereto or extend the time for the performance of any of the obligations or acts of any other party hereto or
(B) waive compliance by the other party with any of the agreements contained herein. Notwithstanding the foregoing, no failure or delay by Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                  (i) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  (j) Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

                  (k) Descriptive Headings. Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

                  (l) Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

                  if to Purchaser, to:

                           Amazing Savings Holding LLC
                           20 Industry Dr.
                           P.O. Box 25
                           Mountainville, NY 10953
                           Attention: Sam Friedland
                           Facsimile: (845) 534-4264
                  with a copy (which shall not constitute notice) to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, NY 10153
                           Attention: David E. Zeltner
                           Facsimile: (212) 310-8007

                  if to Shareholders, to:

                           at the location and facsimile numbers set forth on
                           Schedule I

                  with a copy (which shall not constitute notice) to:

                           Kahn Kleinman
                           1301 E. Ninth St.
                           2600 Erieview Tower
                           Cleveland, Ohio 44114
                           Attn: Marc H. Morgenstern, Esq.
                           Fax: 216-623-4912

                           and

                           Jones, Day
                           North Point
                           901 Lakeside Avenue
                           Cleveland, OH 44114
                           Attention: Charles W. Hardin, Jr.
                           Facsimile: (216) 579-0212

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

                  (m) Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                  (n) GOVERNING LAW; ENFORCEMENT; JURISDICTION; WAIVER OF JURY TRIAL.

                           (i)      THIS AGREEMENT SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

                           (ii)     THE PARTIES AGREE THAT IRREPARABLE DAMAGE
WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY COURT OF THE UNITED STATES LOCATED IN THE STATE OF OHIO OR NEW YORK OR IN OHIO OR NEW YORK STATE COURT, WITHOUT BOND OR OTHER SECURITY BEING REQUIRED, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY.

                           (iii)    EACH OF THE PARTIES HERETO (A) CONSENTS TO
SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF OHIO OR NEW YORK OR ANY OHIO OR NEW YORK STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OTHER THAN A FEDERAL OR STATE COURT SITTING IN THE STATE OF OHIO OR NEW YORK.

                           (iv)     EACH OF THE PARTIES HERETO HEREBY
IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                                     AMAZING SAVINGS HOLDING LLC

                                                     By:/s/ Sam Friedland
                                                        ------------------------
                                                     Name: Sam Friedland
                                                     Title:

                                                     ZS MAZEL L.P.

                                                     By: /s/ Robert Horne
                                                         -----------------------
                                                     Name: Robert Horne
                                                     Title:

                                                     ZS MAZEL II, L.P.

                                                     By: /s/ Robert Horne
                                                         -----------------------
                                                     Name: Robert Horne
                                                     Title:

                                                     ZS MAZEL INC.

                                                     By: /s/ Robert Horne
                                                         -----------------------
                                                     Name: Robert Horne
                                                     Title:

                                                     MAZEL/D&K, INC.

                                                     By: /s/ Jacob Koval
                                                         -----------------------
                                                     Name: Jacob Koval
                                                     Title:

                 SCHEDULE I TO PRINCIPAL SHAREHOLDERS' AGREEMENT

Name and Address of Shareholder                        Number of Shares Owned
-------------------------------                        ----------------------
1.       ZS Mazel L.P.                                       1,978,530

2.       ZS Mazel II, L.P.                                     450,698

3.       ZS Mazel Inc.                                         302,555

4.       Mazel/D&K, Inc.                                     2,058,105

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